UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 1, 2005

eFunds Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31951	39-1506286
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Gainey Center II, Suite 300, 8501 North Scottsdale Road, Scottsdale, Arizona		85253
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480.629.7700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

In connection with the consummation of its acquisition (the "Acquisition") of Wildcard Systems, Inc., a Florida corporation ("WildCard"), eFunds Corporation, a Delaware corporation ("the Company"), entered into a Transition Assistance Agreement with Larence Park, the Company’s Senior Vice President, Prepaid Solutions and the Chief Executive Officer of WildCard. The Transition Assistance Agreement contains a severance provision providing for the continuation of Mr. Park’s base salary for one year plus a second year of income continuation if the Company terminates his employment for reasons other than for cause. Cause is defined in the agreement to include, among other things, the executive engaging in illegal conduct, willful misconduct or other actions taken in bad faith that injure the Company, a failure by the executive to substantially perform his duties, the commission by the executive of an act of embezzlement or another act of dishonesty with respect to the Company or the executive being convicted of or pleading guilty to criminal misconduct constituting a felony or gross misdemeanor involving a breach of ethics or moral turpitude which reflects adversely on the Company. Mr. Park is required to release any claims he may have against the Company as a condition to receiving payments under the agreement. Mr. Park is also required to refrain from competing with the Company while receiving any transition payments.

The Company has also executed a Change in Control Agreement with Mr. Park. The agreement is designed to diminish the distractions that could be caused by the personal uncertainties and risks associated with changes of control and other significant business combinations involving the Company by providing Mr. Park with assurances regarding his compensation and benefits expectations under such circumstances.

Under the Change in Control Agreement, Mr. Park agrees to remain in the Company's employ, and the Company agrees to continue to employ him, until the third anniversary following any "business combination" involving the Company. During that three-year period, Mr. Park is entitled to maintain a position, authority, duties and responsibilities at least commensurate with the most significant of those held during the 180 day period prior to the effective date of the change in control. Mr. Park’s base salary may not be reduced below that earned during the twelve month period preceding the effective date of the business combination. In determining any increase in Mr. Park’s base salary during the three year period, he is to be treated in a manner consistent with other peer executives. Mr. Park is also entitled to receive annual bonus payments, stock option grants and other benefits during the three year period on the same objective basis as other peer executives.

If, during the three year period, the Company terminates Mr. Park’s employment other than for "cause" or "disability" or he terminates his employment for "good reason" (all as defined in the agreement), Mr. Park is entitled to a lump sum payment equal to the sum of any unpaid base salary, accrued vacation pay and any unpaid portions of incentive awards earned by the executive prior to the date of termination. In addition, Mr. Park is entitled to receive a lump sum payment equal to two times the sum of his annual base salary and his historical or target incentive award, plus the amount that the Company would have contributed to the retirement plans in which he participated prior to his termination in respect of such sum. Mr. Park is also entitled to the continuation of his medical, disability, life and other health insurance benefits for up to a three year period after a qualifying termination and to certain out-placement services.

All unvested options granted to Mr. Park vest and remain exercisable for the lesser of a five year period or their remaining term following a change in control of the Company and all other restricted shares and restricted stock units held by Mr. Park vest and are converted into shares of common stock on the date of any such event.

The agreement also provides that if any payment or benefit received or to be received by Mr. Park, whether or not pursuant to his Change in Control Agreement, would be subject to the federal excise tax on "excess parachute payments," the Company will pay to Mr. Park such additional amount as may be necessary so that he realizes, after the payment of such excise tax and any income tax or excise tax on such additional amount, the amount of such compensation.

Concurrently with the closing of the Acquisition, the Company adopted the eFunds Corporation 2005 Special Supplement Employment Inducement Award Plan (the "Plan"). Under the Plan, the Company is authorized to make employment inducement awards of restricted stock or restricted stock units to persons being hired in connection with a merger or acquisition involving the Company or one of its subsidiaries and such employee’s prior employer. 37,500 shares of common stock of the Company are available for issuance pursuant to awards granted under the Plan.

Pursuant to the Plan, the Company has granted Mr. Park restricted stock units convertible into 37,500 shares of the Company’s common stock. 60% of the restricted stock units will vest and be converted into shares of common stock on September 16, 2008, 20% will vest and be so converted on September 16, 2009, and 20% will vest on September 16, 2010. Any unvested portion of the restricted stock units will be forfeited upon the termination of Mr. Park’s employment with the Company, except where Mr. Park’s employment is terminated following a change of control of the Company or by reason of his death or disability. In such circumstances, any unvested portion of the restricted stock units shall vest upon the date of Mr. Park’s termination of employment from the Company.

Item 1.02 Termination of a Material Definitive Agreement.

On July 1, 2005, the Company terminated its former credit agreement with a syndicate of banks led by J.P. Morgan Chase Bank, N.A. ("J.P. Morgan Chase"). This agreement was originally executed on February 18, 2005. Other banks included in the syndicate were Wells Fargo Bank, National Association ("Well Fargo"); Bank of America, N.A. ("Bank of America"); SunTrust Bank ("SunTrust") and Comerica West Incorporated ("Comerica"). The material terms of this credit agreement were summarized in a Current Report on Form 8-K filed by the Company on February 23, 2005 and that discussion is incorporated herein by reference. The Company did not incur any penalty fees associated with the termination.

In connection with the Company's provision of services for governmental entitlement programs, the Company served as a subcontractor in some jurisdictions to J.P. Morgan Chase. The Company also provides certain risk management products to J.P. Morgan Chase, Wells Fargo, Bank of America and SunTrust.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 1, 2005, the Company, Marlin Transaction Corporation, a wholly owned subsidiary of the Company ("Merger Sub"), and Wildcard consummated the transactions contemplated by the Agreement and Plan of Merger, dated June 9, 2005 (the "Merger Agreement"), between such parties. Pursuant to the Merger Agreement, Merger Sub merged with and into Wildcard, with Wildcard as the surviving corporation. As a result of the merger, Wildcard became a wholly owned subsidiary of the Company.

The aggregate merger consideration payable following the closing is approximately $228.8 million, plus the assumption of approximately $10 million of indebtedness and capital lease obligations, less a $22.8 million holdback. An additional payment may be made in the second quarter of 2007 if Wildcard achieves certain revenue objectives during the 2006 calendar year. The maximum amount payable in respect of this earn-out is $58.8 million. An additional payment may also be made based upon the performance of certain contracts in 2006. The Company funded the acquisition through its available cash resources and the bank financing described in Item 2.03 below.

Prior to the entering into the Merger Agreement, the Company and Wildcard signed a distribution agreement in 2004 pursuant to which the Company acted as a distributor of WildCard’s products and services.

An amendment, dated June 30, 2005, to the Merger Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K. The Amendment corrects certain technical matters related to the Merger Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 1, 2005, the Company entered into a Credit Agreement with a syndicate of banks led by J.P. Morgan Chase. Other banks included in the syndicate were Well Fargo, Bank of America, SunTrust, Comerica, KeyBank National Association and National Bank of Arizona. The Credit Agreement provides for an initial aggregate commitment under an unsecured revolving credit facility of $150 million. The Company has the option to increase this commitment to $200 million if certain requirements of the Credit Agreement are satisfied. The Company may use amounts borrowed under the Credit Agreement to finance permitted acquisitions and related expenses, working capital needs and other general corporate purposes. The Credit Agreement provides for two optional interest rates on any borrowings thereunder. The first rate is equal to the greater of the Prime Rate (as defined) or the Federal Funds Effective Rate plus 0.5% depending on certain conditions set forth in the Credit Agreement. The second rate is equal to the London Interbank Offering Rate multiplied by the Statutory Reserve Rate plus an additional percentage based on the Company's leverage ratio. The terms of the Credit Agreement include certain defined negative and affirmative covenants customary for facilities of this type. The Credit Agreement will mature in 2010. As of July 1, 2005, the Company had a $35 million balance outstanding under the revolving Credit Agreement.

Concurrently with the execution of the Credit Agreement, the Company also entered into a Loan Agreement with J.P. Morgan Chase. The Loan Agreement provides for an unsecured term loan of $100 million. The Company will use the proceeds of this loan to fund a portion of the Wildcard purchase price. The Loan Agreement provides for the same two optional interest rates on any borrowings thereunder as provided in the Credit Agreement. The terms of the agreement include certain defined negative and affirmative covenants customary for facilities of this type. The Loan Agreement will mature on December 31, 2005. As of July 1, 2005, the Company had a $100 million balance outstanding under the Loan Agreement. The Company expects to undertake a private placement of long-term notes to refinance this facility.

In connection with the Company's provision of services for governmental entitlement programs, the Company serves as a subcontractor in some jurisdictions to J.P. Morgan Chase. The Company also provides other products and services to J.P. Morgan Chase, Wells Fargo, Bank of America, SunTrust, KeyBank National Association and National Bank of Arizona.

The obligations of the Company under the Credit Agreement and the Loan Agreement are guaranteed by certain of the Company’s domestic subsidiaries.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired. It is impracticable to provide the required financial statements at the time of the filing of this report. The required financial statements will be filed within the time period required under applicable regulations promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

(b) Pro Forma Financial Information. It is impracticable to provide the required pro forma financial information at the time of the filing of this report. The required pro forma financial information will be filed within the time period required under applicable regulations promulgated under the Exchange Act.

(c) Exhibits.
2.1 Amendment, dated June 30, 2005, to the Agreement and Plan of Merger, dated as of June 9, 2005, by and among eFunds Corporation, Marlin Transaction Corp., WildCard Systems, Inc. and Larence Park and Tench Coxe, as Shareholder Representatives.

99.1 Press Release, dated July 1, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eFunds Corporation

July 1, 2005	By:	Paul F. Walsh

Name: Paul F. Walsh
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

2.1	Amendment to Merger Agreement
99.1	Press Release, dated July 1, 2005